UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Informatica Corporation
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Dear Informatica Stockholders:

We are writing to ask for your support at our 2014 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are requesting your support on Proposal 4, the advisory vote to approve Informatica’s executive compensation (the “Say-on-Pay Proposal”).

As you may be aware, Institutional Shareholder Services (“ISS”) has recommended that its clients vote against the Say-on-Pay Proposal.  We strongly disagree with ISS’s recommendation.

A central goal of our executive compensation program is to pay for performance.  Our stockholders have overwhelmingly supported the structure of our executive compensation program in the past.  At each of the 2011, 2012 and 2013 annual meetings of stockholders, our say-on-pay proposal was approved by approximately 96% of the votes cast.  Also, ISS recommended a vote for approval of our say-on-pay proposals in 2011, 2012 and 2013.  Our executive compensation philosophy and program have remained consistent with few changes throughout these years, except for those refinements that we specifically made to more closely align pay and performance, as discussed in our proxy statement and below.

ISS SUPPORTED INFORMATICA’S SAY-ON-PAY PROPOSAL IN 2013

Looking back, 2012 was a challenging year for Informatica.  While 2012 revenue increased slightly from 2011, non-GAAP net income and non-GAAP net income per diluted share declined year-over-year.  Also, our stock price declined almost 18% (as of the last trading day of the year) from 2011 to 2012.

Recognizing that our 2012 financial performance and total stockholder return (“TSR”) were below stockholder expectations, we modified our 2013 executive compensation program to further strengthen our long-standing commitment to pay for performance and positive compensation practices.  We described these changes prospectively in our 2013 proxy statement as well as in this year’s proxy statement.  For example, in 2013:

•                  No Salary Increases. We did not increase the base salaries of our executive officers;

•                  Limited or No Target Bonus Increases. We made only limited increases in their target bonus percentages and did not increase our CEO’s target bonus at all; and

•                  Increased Use of Performance-Based Compensation. We significantly altered the mix of equity awards granted to them by utilizing a much larger component of performance-based restricted stock awards (“PSUs”).  We focused the objective of the 2013 equity awards solely on enhancing performance, by granting only awards (options and PSUs) that we believe contain a performance-based component.

In 2013, ISS recognized these efforts to further align pay for performance.  In fact, as noted above, ISS recommended a vote for approval of the say-on-pay proposal in 2013, specifically stating that “[c]ommendably, the committee has reinforced its pay for performance commitment in 2013” and “…the committee appears to be actively working to align its equity awards with performance as it migrates its plan to a stronger foundation on pre-set performance goals.”

ISS’S CURRENT RECOMMENDATION IS INCONSISTENT

Our overall financial performance improved significantly in 2013 as compared to 2012.  Specifically, revenue increased 17%, including a 14% increase in software revenue and a 60% increase in subscription revenue.  In addition, non-GAAP net income increased 9%, non-GAAP net income per diluted share increased 10%, and our stock price on the last trading day of the year increased approximately 37%.

The table below clearly demonstrates our year-over-year improvement in ISS’s own metrics:

	2013 ISS Report	2014 ISS Report
1 Year Company TSR	-17.90	36.87
Pay-For-Performance Quantitative Screen:
• Relative Degree of Alignment	-58	-54
• Multiple of Peer Group Median	1.37	1.09
• Absolute Alignment	-1	2
Pay-For-Performance Evaluation Component Level of Concern
• Non-Performance-Based Pay Elements	Low	Low
• Peer Group Benchmarking	Medium	Medium
• Severance/CIC Arrangements	Low	Low
• Compensation Committee Communication & Responsiveness	Medium	Low
• Pay for Performance Evaluation	Medium	Medium
ISS Recommendation	FOR	AGAINST

As you can see, in all of these categories considered by ISS, we either improved or maintained our standing.  Also, as calculated by ISS, our CEO’s compensation decreased from $5,969,000 in 2012 to $5,713,000 in 2013 despite our improved financial performance.

We believe ISS’s recommendation on our Say-on-Pay Proposal is inconsistent with its position in prior years, particularly with its commendation last year of the positive changes to our executive compensation program for 2013. In addition, we note the following statements from this year’s report that we believe further highlight the inconsistency in its recommendation:

•                  “for 2013, ISS calculated the mix of equity awards as 68 percent performance based, and 32 percent time based.  In 2012, only 11% were performance based…”;

•                  “the company’s disclosure regarding each incentive plan was more detailed than last year”;

•                  “they revamped the equity plan to provide more performance-based shares”; and

•                  “for the second consecutive year, the CEO’s total compensation package decreased somewhat….”

As a result, we believe that ISS’s recommendation on our Say-on-Pay Proposal is unwarranted.  We ask that, if you review ISS’s recommendation in connection with determining your vote, you consider the information that we describe in our proxy statement and in this letter.

WE RECOMMEND THAT YOU VOTE FOR OUR SAY-ON-PAY PROPOSAL (PROPOSAL 4).

We believe that the information provided in our proxy statement and this letter clearly demonstrates our strong commitment to pay for performance.  We remain committed to aligning our executive compensation program with the interests of our stockholders.  We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.